Exhibit 10.15

Lease Contract

Lessor (Party A): Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

Lessee (Party B): Heilongjiang Yew Science and Technology Development Co., Ltd.

This Contract is enacted according to “Contract Law of the People’s Republic of China” and the Parties hereby agreed as follows:

1.	Party A agreed to lease the collectively-owned property (Beichuan Village, Pingshan Town, A’cheng District, Harbin City) with a construction area of 3885.56m2 to Party B for office use.

2.	Lease term

The lease term will be 23 years, from March 20, 2002 when Party A provides the premise to Party B, to March 19, 2025 when Party B returns the premise to Party A.

3.	Party B is responsible for renovation and maintenance of the premise. Party B shall take good care of the premise and its auxiliary facilities. Party B shall obtain prior consent of Party A before renovates the premise. Party B shall ensure the entirety of the premise when return it to Party A. Otherwise, Party B should compensate for all loss and damage.

4.	Rental payment for the first 10 years should be made before the year of 2012, the amount of which is RMB 250,000; rental payment for the next 5 years should be made before the year of 2017, the amount of which is RMB 125,000; and rental payment for the rest 7 years should be made before the year of 2025, the amount of which is RMB 175,000.

5.	Modification and termination

This Contract can be modified or terminated when both parties agree. Otherwise, any modification and termination will be deemed as breach of contract.

6.	If the negotiation fails to resolve the controversy, each party or both parties may submit the outstanding issue to court in accordance with “Contract Law of the People’s Republic of China”.

This agreement is in duplicate, each party will hold one copy.

Lessor: (Sign or Chop) Heilongjiang Pingshan Yew Comprehensive Development Co., Ltd.

Lessee: (Sign or Chop) Heilongjiang Yew Science and Technology Development Co., Ltd.

Zhiguo Wang

March 20, 2002